Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 11.3% INCREASE IN 2019 SECOND QUARTER NET SALES

Affirms 2019 Guidance

New York, New York, July 23, 2019: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended June 30, 2019, net sales increased 11.3% to $166.2 million as compared to $149.4 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated second quarter net sales increased 13.7%. Of note, the average dollar/euro exchange rate for the current second quarter is 1.12 compared to 1.19 in the second quarter of 2018. Inter Parfums plans to issue results for the 2019 second quarter on or about August 5, 2019.

Net Sales:

	Three months ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
	($ in millions)

European based product sales	$125.6	$115.6	8.7%	$269.3	$265.1	1.6%
United States based product sales	40.6	33.8	20.4%	75.2	56.0	35.1%
	$166.2	$149.4	11.3%	344.5	$321.1	7.3%

On the subject of European based operations Jean Madar, Chairman & CEO of Inter Parfums stated, “Montblanc, our largest brand, had a stellar second quarter, with comparable quarter sales growth of 28.3%, attributable to the brand’s newest scent, Montblanc Explorer, as well as to the brand’s portfolio of established fragrances. With regard to our second largest brand, Jimmy Choo, fragrance sales declined nearly 20%, but due to the 25.8% sales increase in the first quarter, were up slightly through the first half of 2019. The popularity of our entire Coach fragrance portfolio, along with the better than expected performance of the new flanker, Coach Floral Blush, spurred the 43.8% increase in second quarter sales by our third largest brand, which more than offset the 22.3% drop in the first quarter. As expected, the recent launch of A Girl in Capri, boosted Lanvin brand sales countering much of the decline in the first quarter. I am also pleased to report that two of our smaller brands showed remarkable resiliency, Van Cleef & Arpels and Karl Lagerfeld achieved second quarter sales growth of 61.3% and 115.7%, respectively, generally relating to each brand’s expanding multi-scent collections.”

With regard to U.S. based operations, Mr. Madar continued, “Most of the credit for the more than 20% increase in second quarter sales goes to the exceptional strength of GUESS brand scents. We expect that the recent domestic debut of 1981 Los Angeles and upcoming launch of Seductive Noir will further enhance the brand’s fragrance franchise. The Abercrombie & Fitch brand also contributed to the increase in sales, helped by the exclusive Authentic duo launch in UK Duty Free stores in April followed by the global rollout in May. In addition, Hollister fragrances generated gains enhanced by the launch of the Wave limited edition duo, plus our first Festival brand extension, Festival Nite. In last year’s second quarter, the Anna Sui, Dunhill, and Oscar de la Renta brands produced significant comparable quarter sales, making this year’s quarterly comparisons especially challenging. While Anna Sui and Oscar de la Renta are not far behind last year’s second quarter, Dunhill is expected to regain some of its lost momentum with the global launch of Century Blue later this year.”

Inter Parfums, Inc. News Release	Page 2
July 23, 2019

On the subject of the Company’s newest brands, Mr. Madar went on to say, “Our first direct to consumer, e-commerce initiative commences in September on Lily Aldridge’s website with her first scent Haven, to be followed in November with Summit and two more in the first half of next year. For Graff, we have a six-scent collection for women launching early next year at Harrod’s, which will have a six month exclusive. After that, the global rollout will begin in only the most exclusive, upmarket retail outlets.”

AFFIRMS 2019 GUIDANCE

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. noted, “We do not anticipate any sales of Kate Spade fragrance in 2019 and therefore, we continue to expect 2019 net sales to approximate $712 million resulting in net income attributable to Inter Parfums, Inc. per diluted share of $1.88. Guidance assumes the dollar remains at current levels.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lily Aldridge, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2018 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com